EXHIBIT 99.2

OraSure Technologies, Inc.

2020 Second Quarter

Analyst-Investor Conference Call

August 5, 2020

Prepared Remarks of Dr. Stephen S. Tang and Roberto Cuca

Please see “Important Information” at the conclusion of the following prepared remarks

Operator Remarks

Good afternoon everyone and welcome to the OraSure Technologies 2020 second quarter financial results conference call and simultaneous webcast. As a reminder, today's conference is being recorded. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press “star” then the number 1 on your telephone keypad.  If you would like to withdraw your question, press the # key.

Jeanne Mell, VP Corporate Communications

With us today are Dr. Stephen Tang, President and Chief Executive Officer, and Mr. Roberto Cuca, Chief Financial Officer. Steve will provide an overview of our quarterly highlights, including an update on our COVID programs, Roberto will review the second quarter financials, and Steve will then provide updates on our other business areas and strategy. We will then open up the call for questions.

Before I turn the call over to Dr. Tang, you should know that this call may contain certain forward-looking statements, including statements with respect to revenues, expenses, profitability, earnings or loss per share and other financial performance, product development, performance, shipments and markets, business plans, regulatory filings and approvals, expectations and strategies. Actual results could be significantly different. Factors that could affect results are discussed more fully in the Company’s SEC filings, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2019, its quarterly reports on Form 10-Q, and its other SEC filings. Although forward-looking statements help to provide complete information about future prospects, listeners should keep in mind that forward-looking statements are based solely on information available to management as of today. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after this call.

With that, I will turn the call over to our CEO, Dr. Stephen Tang.

Introduction – Steve Tang

Thank you, Jeanne.

On today’s call, in addition to our customary overview of business operations and financial performance, I am going to walk you through why we believe our antigen and antibody tests under development for COVID-19 are extremely well positioned to serve the needs of the testing market and present an enormous revenue opportunity for OraSure. We think our biggest challenge after obtaining Emergency Use Authorization (EUA) from the FDA may very well be how to manufacture enough devices to keep pace with demand. We will also be reviewing our segments and highlighting how COVID-19 has helped or hindered various aspects of the business. The net takeaway on our financial performance for the remainder of the year is that we believe the back half of the year is looking very strong. As a result, we expect the Company to post year over year revenue growth and to further execute on our innovation growth strategy.

For those of you who are not as familiar with OraSure, we are experts in rapid, point of care testing for infectious disease, sample collection and stabilization for molecular testing and laboratory and bioinformatic services for microbiome analysis. These capabilities position us well to respond to the global testing needs the COVID-19 pandemic has created.

We have a long and proven track record of applying our scientific and technological expertise to developing innovative sample collection kits and accurate tests for infectious diseases.  We’ve been able to respond quickly to the COVID-19 pandemic, working with regulators like the FDA, and other stakeholders, while scaling up for global markets. We have existing broad, well-established channels of distribution across global public health, laboratories, employers, hospitals, physician offices, pharmacies and direct-to-consumer. And as we discussed last quarter, some existing products are already addressing certain aspects of the COVID testing market.

We are leveraging our expertise to address the COVID-19 pandemic in three specific ways:

1.	First, our sample collection devices are being used for the collection, both in home and in professional settings, and transport of samples for COVID-19 molecular testing.

2.	In addition, we are developing two COVID-19 tests that we believe could be key contributors to the testing paradigm:

•	The OraQuick Coronavirus rapid antigen self-test, and
•	The OraSure Sars-Cov-2 oral fluid antibody test.

Additionally, we are applying our operational expertise and experience to substantially ramp up our manufacturing capacity to meet existing and anticipated demand on all three fronts. Roberto will provide additional details on this later in the call.

But first, I’d like to take a step back to review the current state of the pandemic and OraSure’s place in the international response. To date, there are more than 18 million total confirmed COVID-19 cases in the world, with more than 4 million cases in the United States alone, according to Johns Hopkins University. Sadly, numerous U.S. states are experiencing a summer surge of cases, hospitalizations and deaths. Central to the debate about how to best reduce the spread of the virus and alleviate the misery of millions of people is testing, which a recent

Rockefeller Foundation report cites as, quote, the only way out of the present disaster, end quote. The Foundation notes that widespread testing to detect asymptomatic individuals is crucial to containing the spread of the pandemic in workplaces, schools, and communities, and specifically calls for point-of-care antigen tests to increase testing capacity, speed and convenience.

As a leading company with more than 20 years of proprietary knowledge in oral fluid testing, self-collection and rapid in-home results, and with our broad, well-established global distribution channels, we are well positioned to become a substantial contributor to reducing the spread of COVID-19. The timing, too, is fortuitous: as we enter the fall season, when students return to school, while we continue to try to reopen our economies, and our communities face the compounding problem of seasonal flu, we expect to bring important new diagnostic tools to market.

Further, while we are all hopeful for a vaccine very soon, it’s important to understand that vaccines may not be 100% effective, some people may decide not to get vaccinated, and manufacturing and distribution capacities may not provide worldwide coverage.  For these reasons, we believe expanded testing options will be needed over the long term.

The antigen test we are developing – the OraQuick Coronavirus Rapid Antigen Self-Test – would quickly detect active COVID-19 infection at the point of sample collection, with no instrumentation needed to interpret results, and no need to transport samples to a lab for analysis. Pending regulatory approvals and launch, individuals would be able to obtain the test, take it on their own, AND read their own results a short time later. This could be invaluable in opening up economies, keeping them open, and enabling the safe return to work, school and group events. We initially plan this test to receive an EUA for testing individuals who are either symptomatic or suspected of being infected and eventually for asymptomatic individuals.  The test is built on the proven OraQuick lateral flow platform, which is the foundation for OraSure’s current “in-home” and professional rapid diagnostics for HIV, professional HCV test, and 510(k) cleared Ebola device. Versions of our HIV Test are already used by millions of people around the world each year. We are leveraging this expertise to bring the OraQuick Coronavirus Rapid Antigen Self-Test to market.

When we started test development, we intended to use oral fluid as the sample type, as in our HIV test. However, as research and development progressed, we found we could achieve greater sensitivity, and the best possible accuracy, by using samples collected with a simple, fast swab just inside of the nostril. To be clear, this easily and comfortably self-collected lower nostril sample is very different from the use of the long nasopharyngeal swabs you may have seen, or even experienced yourself. Our solution would be a quick, painless swab, that lay people and medical professionals alike can easily administer anytime, anywhere. To date, there are no tests for active COVID-19 infection that provide a result shortly after sample collection AND require no instrumentation.

The Rockefeller Foundation report on testing specifically calls for rapid, convenient tests like the antigen test OraSure is developing to help get to the 30 million tests per week many believe are needed by November to reduce the spread of COVID-19. This massive need is why we’re investing heavily in capacity expansion now, in parallel with our clinical studies, so that we can be in a strong position upon authorization.

The antigen test is currently in human clinical testing, which will provide the necessary, real use data to file for FDA Emergency Use Authorization, or EUA, and enable us to bring this test widely to market, targeting a Q4 launch.

As we announced in April, we have received just over seven-hundred thousand dollars from BARDA to help bring the test to EUA.

We are also developing an Enzyme-Linked Immunosorbent Assay (ELISA) for the detection of human anti-SARS-CoV-2 antibodies in oral fluid specimens. This test is based on our existing ELISA microplate platform, which uses oral fluid samples to test for drugs of abuse, with the platform formulated to detect COVID-19 antibodies. To date, there are no oral fluid antibody tests commercially available with automated assays.

With this test, human antibodies found in oral fluid would be collected easily and conveniently, via a wand and pad, and eluted into our existing oral fluid specimen collection device buffer, for storage and transport, and later dispensed onto the ELISA microplate, for laboratory testing.

Like our antigen test, our antibody test development is backed by BARDA, from whom we received over six-hundred thousand dollars, in funding, in June.

We now expect to file for EUA for the ELISA test and subsequently launch, in the fourth quarter – a slight delay from our initial timeline, due to challenges in obtaining a sufficient number of positive clinical samples against which to run the tests. We have since expanded the number of sites we use for clinical testing, and are confident that this issue is resolved.

We recently completed the final product design and believe we will have an assay with expected high sensitivity that is currently in clinical testing. We are working to increase capacity ahead of FDA authorization and launch.

I’ll turn last to our molecular collection capabilities in COVID-19, which are already generating revenue.

Our goal for this segment of our business is to broaden the reach of COVID-19 molecular testing by enabling non-invasive, reliable sample collection that can be done in a variety of supervised and unsupervised settings.  We do this by collaborating with our customers, including reference labs, large diagnostic platform companies, academic institutions and employer groups, to validate our devices with their assays. Our devices are currently being used in significant population screening programs by employer groups, government agencies and educational institutions.

The devices are used for polymerase chain reaction, or “PCR” testing, which detects genetic material of the COVID-19 virus.  To date, three devices from our DNAGenotek subsidiary, including the ORAcollect RNA collection kit, OMNIgene ORAL saliva collection device, and Oragene®•Dx device, have been included in EUAs granted to four customers – Clinical

Reference Laboratory, or CRL, Biocerna, P23 Labs, and Phosphorous – permitting these devices to be used for supervised and unsupervised COVID-19 sample collection.  To meet the regulatory requirements for inclusion in these EUAs we have successfully demonstrated viral inactivation by our stabilization chemistries and consumer ease of use. To further increase the reach of molecular testing, we are also generating data in support of additional global regulatory clearances for our products. We expect more customer EUAs incorporating our products to follow.

We generated $8.5M in revenues from the COVID-19 use of our existing molecular collection products in the second quarter and expect continued strong contribution.

We are excited about these three opportunities to address COVID-19 and expect to continue to see significant revenue from both the Molecular Solutions and Infectious Disease business units. Importantly, we expect that gains from these existing and new COVID-19 products will offset any impact on our core business from declines in both genomic research and the HIV and HCV testing markets resulting from COVID-19. We are continuing to grow by investing in COVID-19 and are putting ourselves in a position to come out of the pandemic stronger, with opportunities across all business areas.

I will now turn the call over to Roberto for detail on our quarterly financials and our efforts to expand our manufacturing capacity.

Financial Results – Roberto Cuca

Thanks, Steve.

Net product and service revenues for the three months ended June 30, 2020 decreased 24% from the comparable period of 2019, primarily as a result of lower sales of our genomics products due to the timing of orders placed by one of our largest genomics customers, and due to the impact of the COVID-19 pandemic; lower sales of our domestic HIV, HCV, risk assessment, and microbiome products due to reduced research and testing as a result of the COVID-19 pandemic;

and the absence of cryosurgical sales, partially offset by the inclusion of product revenues associated with COVID-19 testing and higher laboratory services revenues.

International sales of the Company’s OraQuick® HIV products decreased 28% compared to the second quarter of 2019. This decrease was due to delays of shipments which moved from the end of the second quarter into the early third quarter. Importantly, even including the effect of this shipment timing on the quarter, the underlying international HIV Self-Test business is still showing strong double-digit growth on a year to date basis.

Total product and service revenues for our DNAGenotek business unit were $18.1 million during the second quarter of 2020, an increase of 4% from the second quarter of 2019.  This included $8.5 million in sales of oral fluid collection devices for COVID-19 molecular testing.

Total laboratory service revenues in the second quarter of 2020 were $2.2 million compared to $1.2 million in the second quarter of 2019. Laboratory services in 2020 included the revenues generated by both of the Company’s laboratory service subsidiaries, which are now operating under the Diversigen brand.

As we disclosed in our press release, we will not be providing financial guidance for the full year at this time.  This is because of the unpredictability of both the negative and positive impacts of the COVID-19 pandemic on our operations.  However, we do want to share the following color on our expectations for the business:

With respect to the full year, we expect that, excluding cryosurgical revenues from 2019, non-COVID-19 revenues in both the infectious disease and molecular collections lines of business will be down in 2020 compared to the year ago period, with molecular collections bearing the greater impact.  However, we anticipate that revenue opportunities for our COVID-19 sample collection products and tests will more than offset this year-on-year decrease in our non-COVID-19 lines of business such that total revenues will be higher in 2020 vs. 2019.  The majority of this contribution will come from our Molecular Solutions business unit which, as I just mentioned, has already achieved $8.5M in COVID-19 related revenues in the second quarter of this year.

Within 2020, we expect that the just-completed second quarter will be the lowest revenue quarter.  We expect that non-COVID-19 revenues will be flat or improved for each business unit in the third and fourth quarters compared to the second quarter, and COVID-19 product sales will add to this performance.  Of note, at the time of our first quarter earnings call on May 6, we announced that we had line of sight via purchase orders to $3.6 million in molecular collections COVID-19 revenues, and we ended the quarter with $8.5 million of these sales.  This suggests that sales were ramping within the second quarter and in fact we expect that revenues for these products will be materially greater in the third and fourth quarters.

With that, let me turn to manufacturing capacity where, as we’ve disclosed previously, we’re making investments to significantly expand the number of tests and collection devices we’ll be able to provide to help combat the pandemic.

First, we are currently able to manufacture the three product lines being used for COVID-19 molecular sample collection at the rate of approximately 35 million units a year.  Of these, 7-8 million units are expected to be used for non-COVID-19 applications.  The capital expenditures that are underway in the Molecular Solutions business unit should expand this capacity to a rate of approximately 75 million units annually in the second quarter of next year and further to 80 million units in the third quarter.

Next, I’ll talk about our in-development antigen test based on our OraQuick rapid test platform. Today at our sites in Bethlehem and Thailand, we are able to manufacture approximately 35 million OraQuick tests a year, of which around half are expected to go to HIV, HCV and Ebola testing.  We have initiated the installation of new lines at both sites that will expand this capacity to about 55 million tests annually by the first quarter of next year and further to 70 million tests annually by the third quarter of 2021.

Finally, for our antibody test, our current capacity is approximately 10 million units a year, of which about 3 million units are devoted to existing products.  We plan to double this capacity by installing lines at a third-party site.  This work requires a longer lead time and we expect it will be completed by Q4 2021.

To support these capacity expansion activities we are planning to hire over 150 additional full time employees to manufacture the additional volume of products.  We are also continuing to investigate the possibility of partnering with or sublicensing to third parties to further expand our ability to meet anticipated demand in all areas, which would be additive to the capacity that I just outlined.

Summing up, we ended the second quarter in a strong financial position with no debt and $265.8 million in cash, including $95 million in net proceeds from an equity offering in June, and are well capitalized to support future growth.

With that, I will turn the call back over to Steve.

Steve Tang

Thank you, Roberto.

As Roberto mentioned, we are seeing both headwinds and tailwinds in our core businesses due to the COVID-19 pandemic, but continue to execute across our diagnostics, sample collection, and services business lines.

Taking a deeper dive into our HIV business – the pandemic has had a negative impact on HIV testing nationwide, as in-person testing programs have been forced to pause or shut down in an effort to comply with social distancing requirements. Overall professional HIV testing in the U.S. declined 50-70% since the pandemic began, according to the Centers for Disease Control and Prevention (CDC). However, our over-the-counter HIV In-Home test has been able to offset declines in professional testing to some extent as public health agencies are providing our in-home self-tests to their clients. Consequently, our sales decline of 28% was far less than the 50-70% estimated by the CDC.

During the past few months, several government agencies have recommended that organizations establish HIV self-testing programs to immediately address the challenges posed by COVID-19 and in-person HIV testing. These agencies, which include the CDC and the Department of Health and Human Services, have also guided federally supported organizations to use grant money for HIV self-test kits. OraSure is working in collaboration with government agencies and public health organizations to ensure that those who need HIV tests are able to get them.

The federal government's initiative "Ending the HIV Epidemic: A Plan for America," has set a bold goal of ending the HIV epidemic in the United States by 2030. We have been encouraged to see proposals to significantly increase federal funding for the initiative in FY 2021.

Accessing the difficult to reach populations will be key to achieving this goal, and rapid testing that can be brought into communities is seen as an important tool. With the only FDA approved, “in-home” self-test on the market, OraSure is well-positioned to play a key role in the Plan for America – and capitalize on the market opportunity it represents. Launching innovative efforts like rapid HIV self-testing programs will be critical in our continued fight to end the HIV epidemic, particularly in the face of COVID-19.

Augmenting our efforts in the HIV market is our recent acquisition of UrSure, Inc., a company developing and commercializing products that measure adherence to medications that prevent and treat HIV. This cash transaction closed in July and supports our strategy of expanding our core offerings to include additional diagnostic products, particularly point-of-care tests that complement our current infectious disease portfolio and pipeline. We will be able to offer a full HIV portfolio that covers the spectrum from screening to treatment adherence, two pillars of the Plan for America initiative.

Beyond HIV, we also have the first and only FDA-approved CLIA-waived rapid HCV test. Our revenue in this area was affected significantly in the second quarter as a result of COVID-19, but we anticipate an eventual return to more normal levels of revenue after the pandemic begins to resolve and test sites reopen.

Similarly, we see long-term opportunities in our Substance Abuse Testing business in future periods, as federal guidelines now permit oral fluid drug testing.

Moving on to our sample collection products and laboratory service businesses outside of COVID-19:

We are seeing a continued increase in demand for saliva collection devices among customers who historically used a mix of blood and saliva samples, as in-clinic sample collection of blood remains difficult. We continue to launch new collection devices, expanding our range of sample types and analytes, to meet the needs of research and academic institutions. For example, our OMNImet™•GUT collection kit for metabolomics, launched in June, is the first and only commercially available research-use-only device for in-home, self-collection of fecal samples for metabolomics.

Despite year over year growth, our services business remains challenged by the shutdown of university labs and by other sample access delays due to COVID-19.  However, there are some encouraging developments that will set the stage for future opportunities. We continue to build relationships and execute clinical studies with pharmaceutical and biotechnology companies.  Additionally, we have several small, ongoing pilot studies in the direct to consumer wellness area and believe this is a growth opportunity.

From an industry perspective, several microbiome therapeutic companies, including Rebiotix and Vedanta, have reported positive results from their clinical trials, and Seres Therapeutics is expected to report in late Q3 2020.  These are all considered bellwethers for the industry as positive results will continue to drive investment in microbiome research. Given our industry leading capabilities, we are well positioned here.

I’d also like to give a brief update on our Novosanis subsidiary. We continue to see advancements in the validation of first void urine, as a valuable tool in the detection of various cancers, and recently achieved CE-IVD marking for our new small volume Colli-pee devices, compatible with several large automated diagnostic platforms.

Complementing our internal growth is a strong business development strategy. We are aiming for significant increases in revenue through organic growth and acquisitions, and we are using our robust balance sheet to create revenue and shareholder value. COVID-19 has certainly complicated the business development picture, but it has also opened up new opportunities and new technologies in Infectious Disease for us to explore and purse. So let me assure you that we are not sitting on the sidelines. We continue to engage in the pursuit of business development opportunities that are accretive to our innovation growth strategy, and we remain committed to doing the right deal, for the right price, at the right time for our company and our shareholders.

In closing, we are honored to be a part of the fight against COVID-19 and to apply our expertise to filling an unmet need in the testing paradigm, while continuing to execute across our core business. Given our ongoing initiative to scale up our production capacity, we are confident that we will be able to deliver substantially increased volumes of COVID-19 collection and testing products, while ensuring that they meet the highest quality standards, as we contribute to the fight against this global crisis. We wish everyone, and their families, good health and look forward to providing future updates.

With that, I will open the call up to your questions.

[Q&A SESSION]

Final Conclusion – Steve Tang

Thank you for participating in today’s call and for your continued interest in OraSure. Have a good afternoon and evening. Stay safe and be well.

Important Information

This document contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to successfully manage and integrate acquisitions of other companies in a manner that complements or leverages our existing business, or otherwise expands or enhances our portfolio of products and our end-to-end service offerings, and the diversion of management’s attention from our ongoing business and regular business responsibilities to effect such integration; the expected economic benefits of acquisitions (and increased returns for our stockholders), including that the anticipated synergies, revenue enhancement strategies and other benefits from the acquisitions may not be fully realized or may take longer to realize than expected and our actual integration costs may exceed our estimates; impact of increased or different risks arising from the acquisition of companies located in foreign countries; ability to market and sell products, whether through our internal, direct sales force or third parties; impact of significant customer concentration in the genomics business; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for our products; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the U.S. Food and Drug Administration (“FDA”) or other regulators; the impact of the novel coronavirus (“COVID-19”) pandemic on our business and our ability to successfully develop new products, validate the expanded use of existing collector products and commercialize such products for COVID-19 testing; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; ability to meet increased demand for the Company’s products; impact of replacing distributors; inventory levels at distributors and other customers; ability of the Company to achieve its financial and strategic objectives and continue to increase its revenues, including the ability to expand international sales; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid or urine testing, collection or other products; market acceptance and uptake of microbiome informatics, microbial genetics technology and related analytics services; changes in market acceptance of products based on product performance or other factors, including changes in testing guidelines, algorithms or other recommendations by the Centers for Disease Control and Prevention (“CDC”) or other agencies; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; impact of contracting with the U.S. government; impact of negative economic conditions; ability to maintain sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of the Company’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors that could affect our results are discussed more fully in our SEC filings, including our registration statements, Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and other filings with the SEC. These and other factors that could affect our results are discussed more fully in our Securities and Exchange Commission (“SEC”) filings, including our registration statements, Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. Readers are cautioned not to place undue reliance on the forward-looking statements.  The forward-looking statements are made as of the date of this call and we undertake no duty to update these statements.